Exhibit 10.27

QUANTUM COMPUTING INC.

5 Marine View Plaza, Suite 214
Hoboken, NJ 07030

Date: March 8, 2024

Mr. Robert Liscouski
41455 Southpaw Place

Leesburg VA 20175

Dear Mr. Liscouski

This is to confirm the terms of your appointment as a Non-Executive Director of Quantum Computing Inc. (the “Company”), Chairman of the Board of Directors and Chair of any committees as directed by the Board, and is effective as of February 1, 2024.

Overall, in terms of time commitment, we expect your attendance at all the Board of Directors (the “Board”) meetings, meetings of the risk, audit, compensation and nominating and governance committees of the Board (as applicable) and the General Meetings. In addition, you will be expected to devote appropriate preparation time ahead of each meeting. Board meetings may be held within or outside Virginia, or telephonically, as the Company may decide. The Board may assign you other duties and responsibilities at their discretion.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of this position.

For and in consideration of the services to be performed by you, Company agrees to pay you as follows:

1.1	Fee. A monthly fee equal to the amount of $12,500.00 (Twelve Thousand Five Hundred U.S. Dollars), payable on a monthly basis, subject to your continuous service as a member of the Board (the “Board Fee”).

1.2

The Company agrees to reimburse you for out-of-pocket expenses incurred by you in connection with your service (including out-of-pocket expenses and “Business Class” transportation expenses, provided that such expenses are against original and valid receipts and pre-approved by the Company in writing (the “Expenses”).

1.3

Payment of the Expenses, as applicable, shall be made against your itemized invoice or expense report (the “Expense Report”) following the receipt of the relevant Expense Report, which Expense Report shall be submitted to the Company within five (5) days of the end of each calendar month during the term of this letter of appointment.

1.4

For the avoidance of any doubt, the Board Fee and the aforementioned Expenses constitute the full and final consideration for your appointment, and you shall not be entitled to any additional consideration, of any form, for your appointment and service.

2.	Your term as a Non-Executive Director of the Company shall continue until the next Annual Meeting of Stockholders and you, or your successor, is duly elected and qualified, subject to your earlier death, resignation or retirement.

3.	You will undertake such travelling as may reasonably be necessary for the performance of your duties, including travelling overseas for Board meetings and site visits, if required.

4.	You will undertake such duties and powers relating to the Company, and any subsidiaries or associated companies of the Company (the “Group”) as the Board may from time-to-time reasonably request. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs, inter alia, as follows:

●	Providing entrepreneurial leadership of the Group within a framework of prudent and effective controls which enable risk to be assessed and managed; and

●	Setting the Group’s strategic aims, ensures that the necessary financial and human resources are in place for the Group to meet its objectives and reviews management performance; and

●	Setting the Group’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

4.1	You will serve as Chairman of the Board and, in such capacity, you shall (i) preside at all meetings of the Board of directors and, unless the Board determines otherwise, each committee thereof, (ii) provide leadership to the Company’s executives and other employees, and (iii) oversee and assist in implementing special initiatives as directed by the Board for which additional compensation is provided, as described in Section 1, above.

5.	Confidential Information

You undertake to the Company that you shall maintain in strict confidentiality all trade, business, technical or other information regarding the Company, the Group, its affiliated entities and their business affairs including, without limitation, all marketing, sales, technical and business know-how, intellectual property, trade secrets, identity and requirements of customers and prospective customers, the Company’s methods of doing business and any and all other information relating to the operation of the Company (collectively, the “Confidential Information”). You shall at no time disclose any Confidential Information to any person, firm, or entity, for any purpose unless such disclosure is required in order to fulfil your responsibilities as director. You further undertake that you shall not use such Confidential Information for personal gain.

“Confidential Information” shall not include information that (i) is or becomes part of the public domain other than as a result of disclosure by you, (ii) becomes available to you on a non-confidential basis from a source other than the Company, provided that the source is not bound with respect to that information by a confidentiality agreement with the Group or is otherwise prohibited from transmitting that information by a contractual legal or fiduciary obligation, or (iii) can be proven by you to have been in your possession prior to disclosure of the information by the Company. In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, it is agreed that you, to the extent practicable under the circumstances, will provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with this paragraph 6. If a protective order or the receipt of a waiver hereunder has not been obtained, you may disclose only that portion of the Confidential Information which you are legally compelled to disclose.

Blackout Period. You understand that we have a policy pursuant to which no officer, director or key executive may not engage in transactions in our stock during the period commencing two weeks prior to the end of a fiscal quarter and ending the day after the financial information for the quarter and year have been publicly released. As a member of the risk committee, if you have information concerning our financial results or other material non public information at any time, you may not engage in transactions in our securities until the information is publicly disclosed.

6.	Term and Termination

6.1	Subject to paragraph 6.1 hereunder, this appointment shall terminate immediately and without claim for compensation on the occurrence of any of the following events:

6.1.1	if you resign as a director of the Company for any reason; and/or

6.1.2	if this appointment is cancelled by the holder or the holders of the shares by which you were appointed; and/or

6.1.3	if you were appointed by other directors in order to temporary fill vacancy on the Board and said appointment is cancelled by the Board; and/or

6.1.4	if you are removed or not re-appointed as a director of the Company at a General Meeting of the Company in accordance with the requirements of Section 141 of the DGCL and/or any other applicable law or regulation (the “Law”) and/or the Company’s Articles of Incorporation; and/or

6.1.5	if you have been declared bankrupt or made an arrangement or composition with or for the benefit of your creditors; and/or

6.1.6	if you have been disqualified from acting as a director (including, but not limited to, an event in which you are declared insane or become of unsound mind or become physically incapable of performing your functions as director for a period of at least 60 days); and/or

6.1.7	with your death and if you are a corporation or either entity, with your liquidation.

6.1.8	if an order of a court having jurisdiction over the Company requires you to resign.

6.2

Any termination of this letter of appointment shall be without payment of damages or compensation (except that you shall be entitled to any accrued Fees or Expenses properly incurred under the terms of this letter of appointment prior to the date of such termination).

6.3

On termination of this appointment, you shall return all property belonging to a Group company, together with all documents, papers, disks and information, howsoever stored, relating to a Group company and used by you in connection with this position with the Company.

7.

Subject to the proper performance of your obligations to the Company under this letter of appointment and any applicable law, the Company agrees that you will be free to accept other appointments and directorships provided that:

7.1	They do not in any way conflict with the interests of the Company or any member of the Group; and

7.2	They do not restrict you from devoting the necessary time and attention properly to services to be performed under this letter of appointment; and

7.3	In the event that you become aware of any potential conflicts of interest, these must be disclosed to the Chairman of the Audit Committee and/or the Chief Executive Officer (the “CEO”) of the Company as soon as they become apparent.

7.4	The Company acknowledges that you are currently on the Board of Directors of the following companies: National Child Protection Task Force (a non-profit - NCPTF.org)

8.	The Company will make commercially reasonable efforts to maintain directors’ and officers’ liability insurance for the full term of your appointment.

9.

The performance of individual directors and the Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your position, you should discuss them with the Board and/or the CEO as soon as is appropriate.

10.	In addition to any right pursuant to applicable law, occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek such advice from independent advisors at the Company’s expense, to the extent provided under applicable law and subject to the prior written approval of a majority of the independent directors of the Company and the CEO, such consent shall not be unreasonably withheld.

11.	This letter refers to your appointment as a director of the Company, Chairman of the Board of Directors and your Chairmanship of any committees as directed by the Board.

12.	You shall comply at all times with the Company’s inside trading policies as in effect from time to time.

13.	You shall discharge your general duties as a director pursuant to the Company’s Articles of Association of the Company and applicable law.

14.	This letter of appointment shall be governed by and construed in accordance with the law of the State of Delaware.

Please sign the attached copy of this letter and return it to the Company to signify your acceptance of the terms set out above.

Sincerely yours,

QUANTUM COMPUTING INC.

By:	/s/ Chris Boehmler
Chris Boehmler
Chief Financial Officer

By:	/s/ Robert Liscouski
Robert Liscouski

Address:	41455 Southpaw Place Leesburg VA 20175